THIS AGREEMENT is made the 7 day of Y
Two thousand and twenty five

BETWEEN the Vendor and the Purchaser whose particulars are set out in Schedule 1.

WHEREAS :-

Recitals

(1) The Construction of the Development has been completed and the Occupation Permit in respect of the Development was issued by the Building Authority on 24 November 2023.

(2) A Certificate of Compliance has been issued by the Director of Lands pursuant to the conditions of the Government Grant.

(3) The land and the Development are notionally divided into such undivided parts or shares as hereinafter provided.

NOW IT IS HEREBY AGREED AS FOLLOWS:-

Interpretation

1. (1) In this Agreement including the recitals the following expressions shall have the following meanings except where the context otherwise permits or requires :-

(a) "business day" means a day other than Saturdays, Sundays and public holidays and on which banks are open for business in Hong Kong.

(b) "Deed of Mutual Covenant" means the document to be registered in the Land Registry by which the rights, interests and obligations of all or any of the co-owners of the land and the Development among themselves are defined and incorporates a Management Agreement (if any).

(c) "Development" means the development which has been constructed and/or in the course of being constructed on the land and known as "**First Group Centre (第一集團中心)**".

(d) "Government Grant" means the Government Grant document specified in Schedule 2.

(e) "land" means all that piece or parcel of land known and registered in the Land Registry as The Remaining Portion of New Kowloon Inland Lot No. 5893.

(f) "Occupation Permit" means the written permission issued by the Building Authority under the provisions of the Buildings Ordinance for the Development to be occupied and includes a Temporary Occupation Permit.

(g) "Office hours" means 10:00 a.m. to 4:30 p.m. on weekdays and 10:00 a.m. to 12:00 noon on Saturdays.

(h) "Other Areas" means :-

the area of any cockloft which shall be measured from the interior of the enclosing walls and shall include the internal partitions and columns within such cockloft;

the area of any bay window which shall be measured from the exterior of the enclosing walls or glass windows of such bay window and from the point where the bay window meets the wall dropping to the floor level of a unit excluding the thickness of such wall;

the area of any carparking space which shall be measured to the centre of its demarcating lines or the interior face of its enclosing walls, as the case may be;

the area of any yard, terrace, garden, flat roof, roof and air-conditioning plant room which shall be measured from the interior of their boundary lines, and where boundary consists of a wall, then it shall be measured from the interior of such wall.

Where the Property consists of any of the above-mentioned items, the area of each of such items shall be separately set out in Schedule 3.

(i) "Property" means the property described in Schedule 3.

(j) "saleable area" means :-

the floor area of a unit enclosed by walls (inclusive of the floor area of any balconies, utility platforms and verandahs but exclusive of the Other Areas), which area (including any balcony, utility platform or verandah enclosed by the walls) shall be measured from the exterior of the enclosing walls of such unit, balconies, utility platform or verandahs (as the case may be) except where such enclosing walls separate two adjoining units, balconies, utility platforms or verandahs (as the case may be), in which case the measurement shall be taken from the middle of those walls, and shall include the internal partitions and columns within such unit, balconies, utility platforms or verandahs (as the case may be); but shall exclude the common parts outside the enclosing walls of such unit balconies, utility platforms or verandahs (as the case may be), and for balconies, utility platforms or verandahs, shall exclude the whole thickness of the enclosing walls or boundary which abut onto the unit Provided That if any of the enclosing walls abut onto a common area, then the whole thickness of the enclosing walls which so abut shall be included. Where a balcony, utility platform or verandah is not enclosed by a solid wall, the floor area of such balcony, utility platform or verandah shall be measured from the external boundary of the said balcony, utility platform or verandah;

Where the Property consists of any of the above-mentioned items, the saleable area of each of such items shall be specified and described separately in Schedule 3.

(k) "Temporary Occupation Permit" means the temporary permit issued by the Building Authority under the provisions of the Buildings Ordinance for the Development or any part thereof comprising the Property to be occupied.

(2) In this Agreement, if the context permits or requires, the singular number shall include the plural and the masculine gender shall include the feminine and the neuter.

Sale and purchase

2. The Vendor shall sell and the Purchaser shall purchase the Property TOGETHER with the right in common with the Vendor or other person or persons claiming through, under or in trust for the Vendor to use for the purpose of access to and egress from the Property the lifts, entrance hall, staircases and landings in the Development and such of the passages therein intended for common use and serving the Property and the appurtenances thereto and TOGETHER with all rights of way (if any) and other rights and all privileges, easements and appurtenances thereunto belonging or appertaining AND all the estate, right, title, interest, property, claim and demand whatsoever of the Vendor in and to the Property EXCEPTING AND RESERVING unto the Vendor and its successors and assigns other than the Purchaser the right to the exclusive use, occupation and enjoyment of the whole of the Development SAVE AND EXCEPT :-

(a) the Property; and

(b) such areas and facilities (if any) as may be designated as common areas or common parts and facilities in the Deed of Mutual Covenant or are intended for common use.

Purchase price

3. (1) The purchase price shall be the sum set out in Schedule 4 and shall be paid by the Purchaser to the Vendor's solicitors as stakeholders in the manner set out in Schedule 4 .

(2) The Vendor declares that Messrs. Deacons are the Vendor's agents for the purposes of receiving all moneys payable to the Vendor pursuant to this Agreement including the balance of the purchase money payable upon completion.

(3) The Vendor further declares that the payment to such agents of any deposit, instalments of the purchase moneys (if any) and the balance thereof shall be a full and sufficient discharge of the Purchaser's obligations hereunder.

(4) The Vendor may revoke the authority of the agents and appoint other solicitors as agents in their place. No such revocation shall be valid unless it:-

(a) is in writing address to the Purchaser; and

(b) is delivered to the Purchaser or his solicitors, at least seven clear days prior to completion; and

(c) specifically identifies this Agreement.

(5) In respect of each payment of the purchase price or any part thereof required to be made hereunder, the Purchaser shall deliver to the Vendor's solicitors on the date on which such payment is required to be made hereunder a cashier order issued or a cheque certified good for payment by a licensed bank in Hong Kong in favour of the Vendor's solicitors for the relevant amount.

(6) Without prejudice to any other remedy hereunder, the Vendor shall be entitled to demand and receive payment of interest on the amount of any part of the purchase price not paid on its due date at the rate of 2% per annum above the prime rate specified by The Hongkong and Shanghai Banking Corporation Limited from time to time calculated from the date on which the same ought to have been paid by the Purchaser to the date of actual payment.

Duty of Solicitors

4. Messrs. Deacons, unless the purchaser exercise the right under clause 12(1)(c) hereof to instruct his own solicitors, shall be the solicitors acting also for the Purchaser and, as evidenced by their preparation of this Agreement and attending the execution thereof by the Purchaser, shall owe to the Purchaser the same duty of care of solicitors as if they had been independently instructed by the Purchaser to act for him in relation to the purchase.

Completion

5. The sale and purchase shall be completed at the office of Messrs. Deacons during office hours on or before the 18th day of November 2025.

Possession

6. (1) On completion of the sale and purchase, the Vendor and all other necessary parties (if any) will execute a proper assurance of the Property to the Purchaser or the Purchaser's nominee or sub-purchaser free from incumbrances but subject to the Government Grant.

(2) The assignment to the Purchaser shall contain the following covenants :-

"The Purchaser covenants with the Vendor for itself and as agent for **FIRST COMMERCIAL CENTRE COMPANY LIMITED (第一商業城有限公司)** ("the Developer") for the purpose of enabling the Developer to exercise all or any of the covenants, rights, liberty, privileges, entitlements, exceptions and reservations granted under Clause (1:07) of the Deed of Mutual Covenant and Management Agreement dated 29th day of July 2024 relating to the Development of which the Property forms part ("the Deed of Mutual Covenant") and to the intent that these covenants shall run with the Property and be binding on the Purchaser his executors administrators successors in title and assigns and the owner or owners thereof for the time being and any other person or persons deriving title under the Purchaser (each and all of whom including the Purchaser is and are hereinafter included in the expression "the Covenanting Purchaser") and shall enure for the benefit of the Development and be enforceable by the Vendor and/or the Developer (as the case may be) that :-

(i) the Covenanting Purchaser grants confirms and acknowledges the covenants, rights, liberty, privileges, entitlements, exceptions and reservations granted and conferred on the Developer under Clause (1:07) of the Deed of Mutual Covenant and the Covenanting Purchaser shall not do or permit anything to be done which will in any way affect or hinder the exercise of the said covenants, rights, liberty, privileges, entitlements, exceptions and reservations by the Developer;

(ii) the Covenanting Purchaser shall, if required by the Developer, do everything necessary, including giving express consents in writing to the exercise of the said covenants, rights, liberty, privileges, entitlements, exceptions and reservations by the Developer, to facilitate the exercise of the said covenants, rights, liberty, privileges, entitlements, exceptions and reservations by the Developer;

(iii) in order to secure the performance of the covenants contained in the said Clause (1:07), the Covenanting Purchaser hereby (jointly and severally) expressly and irrevocably appoints the Developer to be his attorney (with full power of substitution and delegation and, who may act through such officers, employees, agents, nominees and any substitute attorneys as the Developer from time to time appoint) and grants unto the Developer the full right power and authority to give all consents and to do all acts deeds matters and things and to execute and sign seal and as the acts and deeds of the Covenanting Purchaser deliver such deeds and to sign such documents or instruments as may be necessary for the exercise of or incidental to the exercise of the said covenants, rights, liberty, privileges, entitlements, exceptions and reservations conferred on the Developer as aforesaid with the full power of delegation and the Covenanting Purchaser hereby further covenants to do all acts deeds matters and things and to execute sign seal and deliver such deed or deeds and to sign such documents or instruments as may be necessary to give effect to such appointment and grant and will ratify and confirm all that the Developer shall lawfully do or cause to be done and that the power of attorney hereby given shall bind the executor(s) and the administrator(s) and the successor(s) and the assigns of the Covenanting Purchaser and shall not be revoked by the Covenanting Purchaser or by the death incapacity or the winding up (as the case may be) of the Covenanting Purchaser; and

(iv) in the event of the Covenanting Purchaser selling or otherwise disposing of the Property, the Covenanting Purchaser shall sell or otherwise dispose of the Property upon the condition that the purchaser or assignee thereof shall enter into the same binding covenants on terms substantially the same in scope and extent as the covenants (i), (ii) and (iii) hereinbefore contained and this covenant (iv)

PROVIDED that upon the Covenanting Purchaser complying with and performing the covenant (iv) hereinbefore contained, the Covenanting Purchaser shall not be liable for any breach of the covenants (i), (ii) and

(iii) hereinbefore contained which may happen after the Covenanting Purchaser shall have sold or otherwise disposed of the Property in respect whereof such purchaser or assignee shall have entered into such covenants similar in scope and extent as the covenants (i), (ii), (iii) and (iv) hereinbefore contained."

Rents, profits, outgoings, etc.

7. The rents and profits shall be received and all outgoing shall be discharged by the Vendor up to and inclusive of the actual day of completion, and as from but exclusive of that day all outgoings shall be discharged by the Purchaser. All such rents, profits and outgoings shall, if necessary, be apportioned between the Vendor and the Purchaser and paid on completion.

Risk

8. (1) Immediately after the signing of this Agreement, the Property shall as between the Vendor and the Purchaser be at the Purchaser's risk. The Purchaser is hereby advised to take out proper insurance coverage on the Property for his own protection and benefit.

(2) As from the date of this Agreement, the Vendor shall hold in trust for the Purchaser the benefit of any existing policy of insurance relating to the Property.

(3) The Vendor does not warrant that any or any adequate policy of insurance exists relating to the Property or, if any such policy exists, that it will be renewed on expiration.

(4) The Vendor shall, if required, and at the expense of the Purchaser obtain or consent to an endorsement of notice of the Purchaser's interest on the policy of insurance relating to the Property and in such case the Vendor (keeping such policy in force) may require the Purchaser to pay on completion a proportionate part of the premium from the date of this Agreement.

Requisition of title

9. If the Purchaser shall make and insist on any objection or requisition in respect of the title or otherwise which the Vendor shall be unable or (on the ground of difficulty, delay or expense or on any other reasonable ground) unwilling to remove or comply with, the Vendor shall, notwithstanding any previous negotiation or litigation, be at liberty to cancel the sale on giving to the Purchaser or his Solicitors at least 14 days' notice in writing to that effect, in which case unless the objection or requisition shall have been in the meantime withdrawn, the sale shall on the expiry of the notice be cancelled and the Purchaser shall be entitled to a return of the deposit and other sums of money already paid but without interest, costs or compensation.

Government Grant, easements mis-description

10. (1) The Property is sold subject to and with the benefit of the Government Grant, for the term of years created thereby or absolutely (as the case may be) and with any right of renewal thereby granted and subject to all easements (if any) subsisting therein.

(2) No error, mis-statement or mis-description shall cancel the sale nor shall any compensation be allowed in respect thereof save as otherwise provided in this Agreement and except where such error, mis-statement or mis-description relates to a matter materially and adversely affecting the value or user of the Property.

Physical condition

11. The Purchaser purchases with full knowledge of the physical condition of the Property and the fittings and finishes therein and takes them as they stand.

Rights of Purchaser

12. (1) The Purchaser shall at any time before completion of the sale and purchase be at liberty to :-

(a) subject to sub-clause (2) hereof, sub-sell the Property without any interference or charges by the Vendor or anyone claiming under or through the Vendor;

(b) charge, mortgage or assign the benefit of this Agreement Provided Always that notice in writing of any such charge, mortgage or assignment is given to the Vendor or his Solicitors;

(c) instruct any firm of solicitors of his choice to act for him in this Agreement and/or the subsequent Assignment to the Purchaser; in which event, each party shall pay its own solicitors' costs of and incidental to this Agreement and/or the subsequent Assignment to the Purchaser (including all legal costs of or incidental to the preparation, completion, stamping and registration of this Agreement and the subsequent Assignment).

(2) The Purchaser hereby covenants with the Vendor that in the event that the Purchaser sub-sells the Property or transfers the benefit of this Agreement in any manner whatsoever and whether by written or unwritten agreement before the completion hereof, the Purchaser will procure from the sub-purchaser, donee, nominee, beneficiary, attorney or other transferee whomsoever a covenant in the sub-sale Agreement for Sale and Purchase or impose a binding obligation in such other agreement to the effect that such sub-purchaser or other transferee whomsoever shall (i) disclose, by setting out at length in the sub-sale Agreement for Sale and Purchase or other agreement whatsoever, full details (including identity card numbers and full addresses) of all confirmors, nominees and other intermediate parties who had purchased or sold the Property or any interest therein by any means whatsoever and the full monetary price or other consideration including any commission, reservation or agents fee or any other amount which any of the parties knows has been paid or given over to any person in addition to the consideration payable to the Vendor for the assignment and (ii) will procure from any subsequent sub-purchaser or other transferee a covenant, in the subsequent sub-sale Agreement for Sale and Purchase or impose a binding obligation in any other agreement, having similar effect as this Clause 12(2).

Good title

13. The Vendor shall at his own expense show a good title to the Property and produce to the Purchaser for his perusal such certified or other copies of any deeds or documents of title, wills and matters of public record as may be necessary to complete such title. The costs of verifying the title, including search fees, shall be borne by the Purchaser who shall also, if he requires certified copies of any documents in the Vendor's possession relating to other property retained by the Vendor as well as to the Property, pay the cost of such certified copies.

Documents of title

14. Such of the documents of title as relate exclusively to the Property will be delivered to the Purchaser. All other documents of title in the possession of the Vendor will be retained by him and he will, if required, give to the Purchaser a covenant for the safe custody, production and delivery of copies thereof at the expense of the Purchaser.

Costs and disbursements of Agreement

15. (1) Subject to the provisions of Clause 12(1)(c), all legal costs of and incidental to the preparation, completion, stamping and registration of this Agreement and the subsequent Assignment to the Purchaser shall be borne and paid by the Purchaser, and in the event that the Purchaser instructs solicitors other than the Vendor's solicitors to act for him:-

(a) if the Purchaser shall request the Vendor to execute more than one assignment in respect of the Property the Purchaser shall on completion pay the additional costs charged by the Vendor's solicitors for their approval, and

(b) if the Purchaser shall request the Vendor to assign the Property to his nominee or sub-purchaser the Purchaser shall on completion pay the additional costs charged by the Vendor's solicitors for the perusal of any instrument of Nomination or Sub-Sale Agreement.

Stamp duty, etc.

(2) All stamp duty and registration fees payable on the provisional agreement or this Agreement (if any) and the Assignment shall be borne and paid by the Purchaser.

(3) The professional fees for the plan to be annexed to this Agreement or the Assignment shall be borne and paid by the Purchaser.

Time of the Essence

16. Time shall in every respect be of the essence of this Agreement.

Default of Purchaser

17. (1) Should the Purchaser fail to observe or comply with any of the terms and conditions herein contained or to make the payments in accordance with Schedule 4 or any interest payable hereunder within 7 days of the due date, the Vendor may give to the Purchaser notice in writing calling upon the Purchaser to make good his default. In the event of the Purchaser failing within 21 days from the date of service of such notice fully to make good his default, the Vendor may by a further notice in writing forthwith determine this Agreement.

(2) Upon the determination of this Agreement pursuant to sub-clause (1) :-

(a) all sums paid by the Purchaser up to 10% of the purchase price by way of deposit shall be forfeited to the Vendor; and

(b) where the Purchaser has entered into possession of the Property, the Vendor shall become entitled to re-enter upon the Property and repossess the same free from any right or interest of the Purchaser therein and to receive from the Purchaser as occupation fee a sum

equal to interest at the rate of 2% per annum above the prime rate specified by The Hongkong and Shanghai Banking Corporation Limited from time to time on the unpaid balance of the purchase price for the period during which the Purchaser was in occupation.

(3) Upon determination of this Agreement under sub-clause (1), the Vendor may resell the Property either by public auction or private contract subject to such stipulations as the Vendor may think fit and any increase in price on a resale shall belong to the Vendor. On a resale, any deficiency in price shall be made good and all expenses attending such resale shall be borne by the Purchaser and such deficiency and expenses shall be recoverable by the Vendor as and for liquidated damages Provided That the Purchaser shall not be called upon to bear such deficiency or expenses unless the Property is resold within 6 months of the determination of this Agreement.

Default of Vendor

18. In the event of the Vendor failing to complete the sale in accordance with the terms and conditions hereof, it shall not be necessary for the Purchaser to tender an Assignment to the Vendor for execution before taking proceedings to enforce specific performance of this Agreement.

19. Vacant possession of the Property shall be given by the Vendor to the Purchaser on completion.

Deed of Mutual Covenant

20. The Property is sold subject to and with the benefit of a Deed of Mutual Covenant and a Management Agreement (if any) registered in the Land Registry by Memorial No.24081900990038.

Cost of DMC

21. The Purchaser shall pay to Messrs. Deacons a due proportion of the costs of and incidental to the preparation stamping registration and completion of the above mentioned Deed of Mutual Covenant and Management Agreement (if any) or the entire costs of a certified copy thereof in accordance with the scale of costs prescribed in the Solicitors (General) Costs Rules.

Utility deposits

22. Before being entitled to possession of the Property the Purchaser shall:-

(a) reimburse the Vendor a due proportion of any deposits paid by the Vendor for the supply of water, electricity and gas (if any) to the common parts of the Development; and

(b) pay to the Vendor or the manager of the Development all the deposits, special funds and advance payments payable under the Deed of Mutual Covenant.

Provided That if any of the deposits, special funds, advance payments and fee mentioned in Clause 22(a) and (b) above has already been paid by the Vendor to the manager of the Development, the payment concerned shall be reimbursed by the Purchaser to the Vendor (instead of being paid to the manager) upon completion of the sale and purchase of the Property, whether or not such deposit, special fund, advance payment is transferable or refundable under the Deed of Mutual Covenant.

Registration

23. This Agreement shall be registered at the Land Registry within 1 month from the date hereof.

No further mortgage by Vendor

24. The Vendor shall not after the execution of this Agreement enter into any further mortgage or charge of the Property or any other part of the land or the Development.

Release of purchase money

25. If and so long as there is a mortgage of or charge on the Property, all money paid hereunder shall be paid to Messrs. Deacons as stakeholders and shall be applied by them only for the purpose of obtaining reassignment/release of the Property unless a sufficient sum is held to obtain such reassignment/release in which case Messrs. Deacons may release to the Vendor the amount of excess over and above the sum sufficient to discharge the mortgage or charge as aforesaid.

Notices

26. Any notice required to be given hereunder shall be deemed to have been validly given if addressed to the party to whom the notice is given and sent by ordinary prepaid post to the address of such party herein stated or to his last known address if a notification of change of address has previously been given to the other party or his solicitors and shall be deemed to have been served on the second business day after the date of posting.

27. The provision of Clause 14 shall survive completion of the sale and purchase by the Assignment.

Non-business day etc.

28. (1) If any date stipulated for payment herein or the day on which completion of the sale and purchase is to take place as hereinbefore provided shall fall on a day on which Typhoon Signal No. 8 or above is hoisted or Black Rainstorm Warning is issued at any time between the hours of 9:00 a.m. and 5:00 p.m., such date for payment or for completion of the sale and purchase shall be automatically postponed to the immediately following day which is a business day and on which no Typhoon Signal No. 8 or above is hoisted or Black Rainstorm Warning is issued at any time between the hours of 9:00 a.m. and 5:00 p.m.

(2) Unless the contrary intention is expressed, if any date stipulated for payment herein or the day on which completion of the sale and purchase is to take place as hereinbefore provided shall fall on a day which is not a business day, such date for payment or for completion of the sale and purchase shall be automatically postponed to the immediately following day which is a business day.

Marginal Notes

29. The marginal notes to this Agreement shall not be deemed to be part hereof and shall not affect the interpretation or construction of this Agreement.

Certificate of value

30. It is hereby certified that the transaction hereby effected does not form part of a larger transaction or a series of transactions in respect of which the amount or value or the aggregate amount or value of the consideration exceeds HK$20,000,000.00.

Stamp Duty Ordinance

31. For the purpose of section 29B(1) and (5) of the Stamp Duty Ordinance, the matters to be specified are as set out in Schedule 5 hereto.

Contracts (Rights of Third Parties) Ordinance

32. Notwithstanding that a term of this Agreement purports to confer a benefit on any person who is not a party to this Agreement, a person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Ordinance (Cap.623) to enforce or enjoy the benefit of any provisions of this Agreement.

SCHEDULE 1

Parties

(a) Vendor: FIRST COMMERCIAL CENTRE COMPANY LIMITED (第一商業城有限公司) whose registered office is situate at 18/F., First Group Centre, 23 Wang Chiu Road, Kowloon Bay, Hong Kong

Business Registration No. : 35020209

(b) Purchaser: PROFIT SAIL INT'L EXPRESS (H.K.) LIMITED (利航國際貨運(香港)有限公司) whose registered office is situate at Flat/Room 1002, 10th Floor, Join-In Hang Sing Centre, No.2-16 Kwai Fung Crescent, Kwai Chung, New Territories, Hong Kong

Business Registration No. : 17240483

and which for the purposes of this Agreement shall include his/her/their executors and administrators.

SCHEDULE 2

Government Grant

A Government lease was deemed to have been granted pursuant to Section 14 of the Conveyancing and Property Ordinance (Cap. 219) upon compliance with the conditions precedent contained in the Agreement and Conditions of Sale registered in the Land Registry as Conditions of Sale No. UB11537 as varied or modified by a Modification Letter dated 30 May 2022 and registered in the Land Registry by Memorial No.22060201080251, the particulars of which are as follows: –

(a) Parties : Sumitomo Investment Company (H.K.) Limited of the one part and the Governor of Hong Kong of the other part

(b) Date : The 28th day of August 1981

(c) Term : 99 years less the last 3 days commencing from the 1st day of July 1898 (which said term has been extended until the 30th day of June 2047 pursuant to Section 6 of the New Territories Leases (Extension) Ordinance (Cap.150))

(d) User : Non-residential purposes excluding :-

(i) hotel, petrol filling station, and residential care home;

(ii) any trade that is now or may hereafter be declared to be an offensive trade under the Public Health and Municipal Services Ordinance, or any enactment amending the same or substituted therefor; and

(iii) the use or storage of any dangerous goods as defined in the Dangerous Goods Ordinance, or any enactment amending the same or substituted therefor, except that the use or storage of such small quantities of the said dangerous goods as shall be exempted from the licensing requirements under the Dangerous Goods Ordinance or any Regulations made thereunder or any other ordinances shall be permitted.

(e) Lot Number : New Kowloon Inland Lot No. 5893

SCHEDULE 3

Property

ALL THOSE 167 equal undivided 19,600th parts or shares of and in the land and of and in the Development TOGETHER with the exclusive right and privilege to hold use occupy and enjoy ALL THAT **OFFICE 1** on **SEVENTEENTH FLOOR** of the Development (as for identification purpose only shown and coloured Pink on the Floor Plan hereto attached).

A. Saleable Area:

Approximately 167.134 square metres of which approximately N/A square metres belong to the balcony and N/A square metres belong to the utility platform and N/A square metres belong to the verandah

B. Other Areas:

Approximately	Nil	square metres for the bay window
Approximately	Nil	square metres for the [flat] roof
Approximately	Nil	square metres for the garden
Approximately	Nil	square metres for the cockloft
Approximately	Nil	square metres for the yard
Approximately	Nil	square metres for the terrace
Approximately	Nil	square metres for the car parking space
Approximately	Nil	square metres for the air-conditioning plant room

C. Air-conditioning platform:

Approximately	Nil	square metres

SCHEDULE 4

The purchase price mentioned in Clause 3(1) shall be HK$19,390,000.00 and shall be paid by the Purchaser to Messrs. Deacons as follows: -

(i) the amount of HK$969,500.00 has been paid as preliminary deposit on signing the agreement preliminary to this Agreement;

(ii) the amount of HK$969,500.00 being further deposit shall be paid on or before the 7th day of April 2025; and

(iii) the amount of HK$969,500.00 being part payment shall be paid on or before the 12th day of May 2025;

(iv) the amount of HK$969,500.00 being further part payment shall be paid on or before the 11th day of July 2025; and

(v) the amount of HK$15,512,000.00 being balance of the purchase price shall be paid on or before the 18th day of November 2025.

SCHEDULE 5

Matters required to be specified under Section 29B(5) of the Stamp Duty Ordinance:

(a) (1) Name of the Vendor – See Schedule 1
Address/Registered Office of the Vendor – See Schedule 1
(2) Name of the Purchaser – See Schedule 1
Address/Registered Office of the Purchaser – See Schedule 1

(b) (1) Identification Number of the Vendor – Not applicable
(2) Identification Number of the Purchaser – See Schedule 1 (if applicable)

(c) (1) Business Registration Number of the Vendor – See Schedule 1
(2) Business Registration Number of the Purchaser – See Schedule 1 (if applicable)

(d) Description and location of the Property – See Schedule 3

(e) The Property is non-residential property within the meaning of Section 29A(1) of the Stamp Duty Ordinance.

(f) Date of this Agreement – See page 1

(g) This Agreement was preceded by a Preliminary Agreement for Sale and Purchase on the same terms made between the Vendor and the Purchaser on the 26th day of March 2025.

(h) There is an agreed date for the conveyancing on sale or assignment of the Property as set out in clause 5.

(i) There is an agreed consideration for the conveyancing on sale or assignment that is to, or may, take place pursuant to this Agreement and the amount of the consideration is set out in Schedule 4.

(j) There is no other consideration which the parties signing this Agreement know has been paid or given, or has been agreed to be paid or given, to any person for or in connection with this Agreement or any conveyance on sale or assignment pursuant to this Agreement (excluding legal expenses).

AS WITNESS the hands of the said parties hereto the day and year first above written.

SIGNED by)
)
)
for and on behalf of the Vendor)
whose signature(s) is/are verified by :-)

Solicitor, Hong Kong SAR.
Deacons

SIGNED by CHAN YEE KIT, one of its director --------------)
)
)
for and on behalf of the Purchaser)
in the presence of : –)

[redacted]

Clerk to Messrs. Cheung, Yeung & Lee,
Solicitors, Hong Kong SAR.

For and on behalf of

[redacted]

....
Signature(s)

I hereby verify the signature of WONG WING CHUNG NICHOLAS

[redacted]

YEUNG WAI HOI
Solicitor, HKSAR
CHEUNG, YEUNG & LEE, SOLICITORS

RECEIVED the day and year first above written of)
and from the Purchaser the above mentioned)
deposit(s) of HONG KONG DOLLARS ONE)
MILLION NINE HUNDRED AND THIRTY)
NINE THOUSAND ONLY) HK$1,939,000.00

____
Messrs. Deacons as stakeholders


WANG CHIU ROAD
NKIL NO. 5893 RP
WANG TAI ROAD
N

LEGEND:
(P) -PINK

BLOCK PLAN

SCALE 1 : 3000


OFFICE 1
OFFICE 6
ELEC. METER ROOM
FIREMAN'S LIFT LOBBY
ACC. TOILET (UNISEX)
P.D
L1
L2
L3
OFFICE 2
LIFT LOBBY
OFFICE 5
L4
L5
L6
MALE LAVATORY
FEMALE LAVATORY
OFFICE 3
OFFICE 4

17TH FLOOR PLAN

SCALE : 1:300
PAPER SIZE : A4

FAN SIU KAY
Authorized Person
(AP(E) 105/87)

NOTE:
1. THE DRAWING IS FOR IDENTIFICATION PURPOSE ONLY.
2. THIS PLAN IS SUBJECT TO ANY AMENDMENTS WHICH MAY BE APPROVED BY THE BUILDING AUTHORITY AND/ OR THE LANDS DEPARTMENT.

NO. 23 WANG CHIU ROAD, KOWLOON BAY, HONG KONG
NKIL NO. 5893 RP

KEYSTONE DESIGN CONSULTANTS LIMITED

Dated 2025

AGREEMENT FOR SALE AND PURCHASE

of

OFFICE 1 on SEVENTEENTH FLOOR

of

FIRST GROUP CENTRE

(第一集團中心)

Deacons
5th Floor
Alexandra House
18 Chater Road
Central, Hong Kong
Tel: +852 2825 9211
Fax: +852 2810 0431
hongkong@deacons.com
www.deacons.com

LC:WW: 584714
ASP (after CC)

jo (C) /496101